Exhibit 10.3

Summary of Compensation Arrangements With Named Executive Officers

On October 29, 2013, the Executive Compensation Committee of J.B. Hunt Transport Services, Inc. (the “Company”) recommended and independent members of the Board of Directors approved the following base salaries for Kirk Thompson and John N. Roberts, III. On October 28, 2013, the Executive Compensation Committee of the Company approved the following base salaries for David Mee, Craig Harper and Terry Matthews. All base salaries were effective immediately. The Executive Compensation Committee of the Company approved the following other compensation amounts (effective January 1, 2014), excluding awards which may be made under our Management Incentive Plan, as indicated:

Named Executive Officer	Base Salary	Bonus ($)	All Other Compensation ($)

John N. Roberts, III
President and CEO	$685,000	(1)	(3), (4)

David Mee
EVP, Finance/ Administration and CFO	$434,500	(1)	(3), (4)

Kirk Thompson
Chairman of the Board	$450,000	(2)	(3), (4)

Terry Matthews
EVP, President of Intermodal	$440,000	(1)	(3), (4)

Craig Harper
EVP, Operations and COO	$375,000	(1)	(3), (4)

(1)

The Company has a performance-based bonus program that is related to the Company’s earnings per share (EPS) for calendar year 2014. According to the 2014 EPS bonus plan, each of the Company’s named executive officers may earn a bonus ranging from zero to 170% of his annual base salary. Based on the Company’s current expectations for 2014 EPS, each named executive officer can be projected to earn a bonus equal to between zero and 30% of his base salary.

(2)	Kirk Thompson, as Chairman of the Board, is not eligible to participate in the 2014 EPS bonus plan.

(3)	The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for legal, tax and estate plan preparation services.

(4)

The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers. The plan is expected to pay each named executive officer approximately $6,000 during 2014.